Exhibit 99.1

XOMA Announces Plan to Fully Repay Goldman Sachs Loan
Genentech Agrees to Buy Back its LUCENTIS Royalty Obligation
Company to Host Conference Call and Webcast at 8:30 am ET Today

BERKELEY, Calif., September 14, 2009: XOMA Ltd. (NASDAQ: XOMA) today announced a plan to fully repay its loan with Goldman Sachs Specialty Holdings, Inc. (Goldman Sachs) using a combination of funds. These include proceeds from Genentech’s payment to XOMA for Genentech’s buyout of its LUCENTIS® royalty obligation to XOMA, the sale of common stock and the use of funds from an existing restricted cash account reserved for loan repayment.  The repayment plan resolves the uncertainty about the loan that arose from the sudden and unexpected withdrawal of RAPTIVA® from the market earlier this year, which triggered XOMA to begin to renegotiate the loan that was secured by royalties from RAPTIVA, LUCENTIS and CIMZIA®. Full repayment of the loan will discharge all of XOMA’s obligations to the lenders.

“We are pleased to announce this plan that will strengthen XOMA’s financial condition by removing the financial overhang of a loan repayment and ongoing interest payments and avoiding refinancing costs and future loan constraints.  It will strengthen our balance sheet, reduce monthly costs and improve XOMA’s freedom to operate,” said Steven B. Engle, XOMA’s Chairman and Chief Executive Officer.  “Using the LUCENTIS royalty buyout payment to help fund the loan repayment is non-dilutive to shareholders and eliminates potential uncertainties related to LUCENTIS’s future.  Eliminating the loan overhang will also strengthen our position in negotiating future collaborations, including our antibody technology collaborations and a corporate partnership for XOMA 052.”

“XOMA has been gaining momentum in the last few months by achieving a number of key milestones – positive XOMA 052 Phase 1 results, a new antibody technology collaboration with Cephalon’s subsidiary Arana and a new government SARS biodefense contract – and this plan gives us the ability to focus on operating the business and achieving upcoming milestones, “ said Mr. Engle.

XOMA plans to pay the $44.2 million in principal and interest due under the Goldman Sachs loan with $25 million from Genentech, $12.3 million in equity financing proceeds, $6.1 million from the company’s restricted cash account, and $0.8 million from XOMA’s unrestricted cash for a total of $44.2 million. As such, this combination of transactions is essentially cash flow-neutral since the royalty revenues have been applied exclusively to the loan repayment.

Under the new agreement with Genentech, XOMA receives $25 million in exchange for rights to all future LUCENTIS royalty payments. The common stock offering under XOMA’s existing committed equity financing facility with Azimuth Opportunity Ltd., which is expected to close today, will provide net proceeds of approximately $12.3 million from the sale of 16,295,996 shares at an average price of $0.75 per share. Funds from the restricted cash account include $6.1 million from past royalty payments. Repayment of the loan eliminates the interest expense which would have been an annualized $4.8 million for 2009.

XOMA elected to pursue a buyout by Genentech of the future LUCENTIS royalty stream at the present time in part because of several potential near-term uncertainties including Genentech’s plans to move the manufacturing of LUCENTIS overseas and potential future pressure on LUCENTIS sales from the impact of an ongoing clinical trial of LUCENTIS and Avastin®.  Based on XOMA’s patents, XOMA had expected LUCENTIS royalties for the next five years.  The last U.S. patent expires in 2014 and the European patents have already expired.  If Genentech succeeds with publicly announced plans to open a manufacturing facility outside of the U.S. in 2010, XOMA would expect to lose rights to royalties on ex-U.S. sales of LUCENTIS which it is currently receiving and its LUCENTIS royalty revenue would be reduced significantly.

After the repayment, XOMA will continue to receive royalties from CIMZIA® sales and will be able to use them for to fund its operations.  XOMA receives royalty revenue from U.S. and Swiss sales of CIMZIA®, which is being launched in the U.S. by UCB, S.A. for the treatment of rheumatoid arthritis and is approved for treatment of Crohn’s disease.

Conference Call and Webcast

XOMA will conduct a conference call and webcast to discuss these developments at 8:30 am Eastern time (5:30 am Pacific time). The webcast can be accessed via the Investors section of XOMA’s website at http://investors.xoma.com and will be available for replay until close of business on November 13, 2009. Telephone numbers for the live audiocast are 800-441-0022 (U.S./Canada) and 719-457-2640 (international). A telephonic replay will be available beginning approximately two hours after the conclusion of the call until close of business on September 21, 2009. Telephone numbers for the replay are 888-203-1112 (U.S./Canada) and 719-457-0820 (international), passcode 9540633.

About XOMA

XOMA discovers, develops and manufactures therapeutic antibodies designed to treat inflammatory, autoimmune, infectious and oncological diseases. The Company's proprietary product pipeline includes XOMA 052, an anti-IL-1 beta antibody, and XOMA 3AB, a biodefense anti-botulism antibody candidate.

XOMA has multiple revenue streams resulting from the licensing of its antibody technologies, product royalties, development collaborations, and biodefense contracts. XOMA's technologies have contributed to the success of marketed antibody products, including LUCENTIS(r) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(r) (certolizumab pegol) for rheumatoid arthritis and Crohn's disease.

The company has a premier antibody discovery and development platform that incorporates leading, unmatched capabilities in antibody phage display and a unique collection of antibody display libraries, as well as XOMA's proprietary Targeted Affinity Enhancement technology for antibody humanization and bacterial cell expression and manufacturing technologies. Bacterial cell expression is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses. XOMA recently signed a $6 million agreement with Arana Therapeutics subsidiary of Cephalon, Inc. (Nasdaq: CEPH) for a collaboration involving multiple proprietary XOMA antibody research and development technologies, including a new antibody phage display library, and a suite of integrated information and data management systems.

The company's integrated processes use proprietary informatics systems that:

 * Increase efficiencies for data management and analysis
 * Support rational data-driven decisions thus reducing costly errors
 * Increase capacity for multiple antibody programs with limited resources
 * Accelerate product development and
 * Support intellectual property filings.

In addition to developing its own products, XOMA develops products with premier pharmaceutical companies including Novartis AG, Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. XOMA has a fully integrated product development infrastructure and a team of approximately 190 employees at its Berkeley, California location. For more information, please visit http://www.xoma.com.

Forward-looking Statements

Certain statements contained herein concerning our plan to repay our loan with Goldman Sachs or product development or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including the facts that XOMA has not yet consummated its transactions with Genentech and Azimuth and that Goldman Sachs has not yet accepted XOMA’s repayment plan; the declining and generally unstable nature of current economic conditions; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA's financing needs and opportunities; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA's prospects.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

SOURCE: XOMA Ltd.

CONTACT:  XOMA, Ltd.
Company and Investor Contact:
Carol DeGuzman
Office: 510-204-7270
Mobile: 510 717 4642
deguzman@xoma.com

Porter Novelli Life Sciences
Media Contact:
Carolyn Hawley
619-849-5375
chawley@pnlifesciences.com